Exhibit 3.2

THIRD AMENDED AND RESTATED CODE OF REGULATIONS

OF

STONEGATE MORTGAGE CORPORATION

ARTICLE I

GENERAL PROVISIONS, DEFINITIONS, AND CONSTRUCTION

Section 1. Code of Regulations

This instrument constitutes the Third Amended and Restated Code of Regulations (the “Regulations”) of Stonegate Mortgage Corporation, an Ohio corporation (the “Corporation”) and completely amends, restates and supercedes the Amended Code of Regulations currently in effect.

Section 2. Law

As used throughout these Regulations, the “Law” means the Ohio General Corporation Law, as amended.

Section 3. Capitalized Terms

Certain terms are defined in these Regulations and are capitalized to indicate that they are defined terms. Certain titles of officers or official bodies of the Corporation are also presented as capitalized terms in these Regulations, but without being specifically defined herein.

Section 4. References to Terms

Unless otherwise expressly provided, all references in these Regulations to words or terms such as officers, directors, board, board of directors, committees, shareholders, shares of stock or other securities, meetings, articles of incorporation, minutes of meetings, consents, records, and other persons, positions, actions or documents, whether the references in these Regulations are to words or terms that are capitalized or in the lower case, shall be construed as referring to the Corporation even though the words “of the Corporation” or words of similar import do not follow or modify the particular noun, verb or other subject in question.

ARTICLE II

SHAREHOLDERS’ MEETINGS

Section 1. Annual Meeting

The annual meeting of shareholders for the election of directors and the consideration of reports to be laid before such meeting shall be held at such time and place as may be designated pursuant to Section 3 of this Article II. Upon due notice, there may also be considered and acted upon at such annual meeting any matter which could properly be considered and acted upon at a special meeting, in which case and for which purpose the annual meeting shall also be considered as, and shall be, a special meeting. When the annual meeting is not held or directors are not elected thereat, the directors may be elected at a special meeting called for that purpose.

Section 2. Special Meetings

Special meetings of shareholders may be called by the Chairman of the Board, the Chief Executive Officer or by the directors by action at a meeting, or by a majority of the directors acting without a meeting, or by the person or persons who hold at least 25% of all shares outstanding and entitled to be voted on any proposal to be submitted at said meeting.

Upon request in writing delivered either in person or by registered mail to the Chief Executive Officer or Secretary by any person or persons entitled to call a meeting of shareholders, such officer shall forthwith cause to be given, to the shareholders entitled thereto, notice of a meeting to be held not less than 20 nor more than 90 days after the receipt of such request, as such officer shall fix. If such notice is not given within 40 days after the delivery or mailing of such request, the person or persons calling the meeting may fix the time of meeting and give, or cause to be given, notice in the manner hereinafter provided.

Section 3. Time and Place of Meetings

Any meeting of shareholders shall be held at such time and place, if any, within or without the State of Ohio as may be designated by the directors or, in the absence of a designation by the directors, the Chairman of the Board, if elected, the Chief Executive Officer, the Secretary or any other individual entitled to give notice pursuant to Section 4 of Article II of these Regulations. The directors may determine that the meeting shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law. The directors may postpone and reschedule any previously scheduled annual or special meeting of the shareholders.

Section 4. Notice of Meetings

Not more than 60 days nor less than 10 days before the date fixed for a meeting of shareholders, whether annual or special, notice of the time, place and purposes of such meeting, and the means, if any, by which shareholders can be present and vote at the meeting through communications equipment, shall be given by or at the direction of the Chief Executive Officer, the President, the Secretary or an Assistant Secretary. Such notice shall be given in a manner that complies with Ohio law to each shareholder of record entitled to notice of such meeting. If such notice is mailed or sent by overnight delivery, it shall be addressed to the shareholders at their respective addresses as they appear on the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions, and notice shall be deemed to have been given on the date sent. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Section 5. Quorum

To constitute a quorum at any meeting of shareholders, there shall be present in person, by proxy, or by the use of communications equipment, shareholders of record entitled to exercise not less than 50% of the voting power of the Corporation in respect of any one of the purposes for which the meeting is called.

The holders of a majority of the voting shares present in person or by proxy, whether or not a quorum is present, may adjourn the meeting from time to time.

Section 6. Manner of Voting and Proxies

In all cases, except where otherwise by statute or the Articles of Incorporation of the Corporation, as may be amended (the “Articles”), or these Regulations provided, the voting power of the Corporation may be exercised in person, by proxy or by the use of communications equipment, on any matter properly brought before a meeting of the shareholders. An abstention shall not count as a vote cast.

A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by a later appointment of proxy received by the Corporation or by giving notice of revocation to the Corporation through its Secretary in a writing, in a verifiable communication, or in open meeting.

Section 7. Action Without a Meeting

Any action which may be authorized or taken at a meeting of the shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the shareholders who would be entitled to notice of a meeting for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation. An electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a shareholder and that contains an affirmative vote or approval of that shareholder is a signed writing for the purposes of this Section, and the date on which it is sent is the date that it is deemed to be signed.

Section 8. Order of Business

(a) The Chairman of the Board, if elected, or the Chief Executive Officer in the absence of a Chairman, or such other officer of the Corporation as is designated by a majority of the total number of directors that the Corporation would have if there were no vacancies among the directors (such number being referred to as the “Whole Board”) in the absence of the Chief Executive Officer, will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including, without limitation, (i) by imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxies) who may attend any such shareholders’ meeting, (ii) by ascertaining whether any shareholder or his proxy may be excluded from any meeting of shareholders based upon the presiding officer’s determination that any such person has unduly disrupted or is likely to disrupt the proceedings of the meeting, and (iii) by determining the circumstances in which and time at which any person may make a statement or ask questions at any meeting of shareholders.

(b) At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chief Executive Officer, the President, the Secretary or an Assistant Secretary in accordance with Section 4 of Article II of these Regulations, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the Corporation in accordance with Section 8(c) of Article II of these Regulations.

(c) For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Corporation of record at the time of the giving of the notice for such annual meeting as provided for in these Regulations, (ii) be entitled to vote at such meeting, and (iii) have given timely written notice of the request to the

Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not fewer than 60 nor more than 90 calendar days prior to the annual meeting; provided, however, in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting and the annual meeting is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s annual meeting was held, notice by the shareholder, to be timely, must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

(i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and of the beneficial owner, if other than the shareholder, on whose behalf the proposal is made;

(iii) the class and number of shares of stock of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if other than the shareholder, on whose behalf the proposal is made; and

(iv) any material interest of the shareholder proposing such business and the beneficial owner, if other than the shareholder, on whose behalf the proposal is made in such business.

Notwithstanding the foregoing provisions of these Regulations, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth in this Section. For purposes of this Section, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act, or publicly filed by the Corporation with any national securities exchange or quotation service through which the Corporation’s stock is listed or traded, or furnished by the Corporation to its shareholders. Nothing in this Section will be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(d) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chief Executive Officer, the President, the Secretary or an Assistant Secretary (or in case of their failure to give any required notice, the other persons entitled to give notice) in accordance with Section 4 of Article II of these Regulations, or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

(e) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Section will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

ARTICLE III

DIRECTORS

Section 1. Election, Number, and Term of Office

The Board of Directors shall consist of no less than 6 and no more than 11 directors as may be set by majority vote of the directors or by the affirmative vote of the holders of two-thirds of the shares entitled to vote on the election of directors. The terms of the current directors shall expire at the 2013 annual meeting of shareholders, and at such meeting, the Board of Directors shall be divided into two classes consisting of not less than three directors each with the term of office of the Class I directors expiring at the annual meeting of shareholders held in 2014, and the term of office of the Class II directors expiring at the annual meeting of shareholders held in 2015. Thereafter, at each annual meeting of shareholders, or special meeting of shareholders if duly called for the purpose of electing directors, the Board of Directors shall propose to the shareholders the candidates nominated by the Board (or a committee thereof) to be elected for a two year term to succeed the directors of the class whose term shall expire in that year. Directors receiving the most votes shall be elected. In case of any increase in the number of directors of any class, any additional directors elected to such class shall hold office for a term which shall coincide with the term of such class. Each director shall hold office until the expiration of the term of office for the class to which such director is elected subject, however, to Article III, Section 6 below as to the creation of vacancies and removal. At any meeting of shareholders at which directors are to be elected, only persons nominated as candidates pursuant to the procedures set forth in Article III, Section 7 below shall be eligible for election.

The provisions of Article V, Section 5, relative to amending these Regulations, notwithstanding, this Article III, Section 1 may only be amended by the affirmative vote or written consent of the shareholders of record entitled to exercise two-thirds of the voting power of the Corporation on such proposal.

Section 2. Meetings

Regular meetings of the directors shall be held immediately after the annual meeting of shareholders and at such other times and places as may be fixed by the directors, and such meetings may be held without further notice.

Special meetings of the directors may be called by the Chairman of the Board, if elected, by the Chief Executive Officer or by the Secretary, or by not less than one-third of the directors. Notice of the time and place of a special meeting shall be personally served upon, emailed, telephoned or sent by mail, overnight delivery service, or any other means of communication authorized by the directors, to each director a reasonable amount of time prior to the time of the meeting.

Section 3. Quorum

A majority of the directors then in office shall constitute a quorum for the transaction of business, but if at any meeting of the directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall attend.

Section 4. Action Without a Meeting

Any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting in a writing or writings signed by all the directors, which writing or writings shall be filed with or entered upon the records of the Corporation. An electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a director and that contains an affirmative vote or approval of that director is a signed writing for the purposes of this Section, and the date on which it is sent is the date that it is deemed to be signed.

Section 5. Committees

The directors may from time to time create a committee or committees of directors to act in the intervals between meetings of the directors and may delegate to such committee or committees any of the authority of the directors other than that of filling vacancies among the directors or in any committee of the directors. No committee shall consist of less than one director. The directors may appoint one or more directors as alternate members of any such committee, who may take the place of any absent member or members of any meeting of such committee.

In particular, the directors may create and define the powers and duties of an Executive Committee, an Audit Committee, and a Compensation Committee. Except as above provided and except to the extent that its powers are limited by the directors or in a charter governing the committee’s affairs, the Executive Committee during the intervals between meetings of the directors shall possess and may exercise, subject to the control and direction of the directors, all of the powers of the directors in the management and control of the business of the Company, regardless of whether such powers are specifically conferred by these Regulations. All action taken by the Executive Committee shall be reported to the directors at their first meeting thereafter.

Unless otherwise ordered by the directors, a majority of the members of any committee appointed by the directors pursuant to this Section shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing or writings signed by all of its members in a manner consistent with Section 4 of this Article III. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the directors, and shall keep a written record of all action taken by it.

Unless otherwise restricted by action of the Board of Directors, any committee of directors created pursuant to this Section may further delegate any or all of its authority and duties to a subcommittee of one or more of its members.

Section 6. Removal and Vacancies

All of the directors or any individual director may be removed by the holders of no less than 75% of the shares of the Corporation then entitled to vote at an election of directors, but only for cause. Whenever any vacancy shall occur among the directors (including newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause), the remaining directors shall constitute the directors of the Corporation until such vacancy is filled or until the number of directors is changed pursuant to these Regulations. Any vacancy may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the shareholders.

The provisions of Article V, Section 5, relative to amending these Regulations, notwithstanding, this Article III, Section 6 may only be amended by the affirmative vote or written consent of the shareholders of record entitled to exercise 75% of the voting power of the Corporation on such proposal.

Section 7. Nominations Of Directors; Election

(a) Except as may be otherwise provided in the express terms of (i) any outstanding preferred shares of the Corporation, or (ii) any agreement between the Corporation and one or more shareholders of the Corporation, only persons who are nominated in accordance with this Section will be eligible for election at a meeting of shareholders to be members of the Board of Directors of the Corporation.

(b) Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of the shareholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors, or (iii) by any shareholder of the Corporation who was a shareholder of record of the Corporation at the time the notice provided in this Section is delivered to the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section. All nominations by shareholders must be made to the Secretary in proper written form and must be timely.

(c) To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, in the case of a special meeting of the shareholders, at the time the meeting call is made in accordance with Section 2 of Article II, or, in the case of an annual meeting, not fewer than 60 nor more than 90 calendar days prior to such annual meeting; provided, however, in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting and the annual meeting is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s annual meeting was held, notice by the shareholder, to be timely, must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

(d) To be in proper written form, such shareholder’s notice must set forth or include:

(i) the name and address, as they appear on the Corporation’s books, of the shareholder giving the notice and of the beneficial owner, if other than the shareholder, on whose behalf the nomination is made;

(ii) a representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

(iii) the class and number of shares of stock of the Corporation that are owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if other than the shareholder, on whose behalf the nomination is made;

(iv) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice;

(v) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

(vi) the signed consent of each nominee to serve as a director of the Corporation if so elected.

(e) The presiding officer of any annual meeting may, if the facts warrant, determine that a nomination was not made in accordance with this Section, and if the presiding officer should so determine, the presiding officer shall so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Section, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section.

Section 8. Chairman of the Board

The Board may elect or appoint, from among its members, a Chairman of the Board and one of more Vice Chairman of the Board, who shall not be considered, by virtue of holding such position, officers of the Corporation. The Chairman of the Board, when present, shall preside at all meetings of the stockholders of the Corporation and of the Board of Directors. The Chairman of the Board shall perform, under the direction and subject to the control of the Board of Directors, all duties incident to the office of Chairman of the Board and such other duties as the Board of Directors may assign to the Chairman of the Board from time to time.

Section 9. Lead Director

The Board of Directors may elect from its members an independent Lead Director, who shall have such powers and duties as prescribed by the Board of Directors. A director shall be deemed to be independent if he or she qualifies as an independent director under the listing standards of the primary national securities exchange on which the Corporation’s common stock is listed.

ARTICLE IV

OFFICERS

Section 1. Officers

The officers of the Corporation to be elected annually by the directors and shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, and, if desired, one or more Vice Presidents and such other officers and assistant officers as the directors may from time to time elect. Officers need not be shareholders of the Corporation, and may be paid such compensation as the Board of Directors may determine. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by Law, the Articles, or the Regulations to be executed, acknowledged, or verified by two or more officers.

Section 2. Tenure of Office

The officers of the Corporation shall hold office at the pleasure of the directors. Any officer of the Corporation may be removed, either with or without cause, at any time, by the affirmative vote of a majority of all the directors then in office; such removal, however, shall be without prejudice to the contract rights, if any, of the person so removed.

Section 3. Duties of the Chief Executive Officer

The Chief Executive Officer of the Corporation shall have, subject to the control of the directors, general supervision and management over the business of the Corporation and over its officers and employees. The Chief Executive Officer shall perform the duties of the Chairman of the Board if such position is vacant or the Chairman is otherwise unavailable and shall also perform such other duties and exercise such other powers as the directors may from time to time assign to him.

Section 4. Duties of the President

The President of the Corporation shall have, subject to the control of the directors and the Chief Executive Officer, general and active supervision and management over the business of the Corporation and over its officers and employees. The President shall perform such other duties and exercise such other powers as the Chief Executive Officer or the directors may from time to time assign to him.

Section 5. Duties of the Secretary

The Secretary shall have the following powers and duties:

(a) He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the shareholders and of the Board of Directors in books provided for that purpose.

(b) He or she shall cause all notices to be duly given in accordance with the provisions of these Regulations and as required by Law.

(c) Whenever any committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such committee.

(d) He or she shall be the custodian of the records of the Corporation.

(e) He or she shall properly maintain and file all books, reports, statements, certificates, and all other documents and records required by Law, the Articles, or these Regulations.

(f) He or she shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record.

(g) He or she shall sign (unless the Treasurer or an assistant secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

(h) He or she shall perform, in general, all duties incident to the office of Secretary and such other duties as may be specified in these Regulations or as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President.

Section 6. Duties of the Treasurer

The Treasurer shall also be the Chief Financial Officer of the Corporation and shall have the following powers and duties:

(a) He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts, and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.

(b) He or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected by the Board of Directors, the Chief Executive Officer, or the President.

(c) He or she shall cause the moneys of the Corporation to be disbursed by checks or drafts upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(d) He or she shall render to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President, whenever requested, a statement of the financial condition of the Corporation and of all his or her transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the shareholders, if called upon to do so.

(e) He or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

(f) He or she may sign (unless the Secretary or an assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

(g) He or she shall perform, in general, all duties incident to the office of the Treasurer, such duties as would typically be performed by a chief financial officer, and such other duties as may be specified in these Regulations or as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President.

ARTICLE V

MISCELLANEOUS

Section 1. Transfer and Registration of Certificates

The directors shall have authority to make such rules and regulations as they deem expedient concerning the issuance, transfer, and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof.

Section 2. Substituted Certificates

Any person claiming a certificate for shares to have been lost, stolen, or destroyed shall make an affidavit or affirmation of that fact, shall give the Corporation and its registrar or registrars and its transfer agent or agents a bond of indemnity satisfactory to the directors or to the Chief Executive Officer or the President, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

Section 3. Articles to Govern

In case any provision of these Regulations shall be inconsistent with the Articles, the Articles shall govern.

Section 4. Examination of Books by Shareholders

The Board of Directors may make reasonable rules and regulations prescribing under what conditions the books, records, accounts, and documents of the Corporation, or any of them, shall be open to the inspection of the shareholders. No shareholder shall be denied any right which is conferred by §1701.37 of the Ohio Revised Code, as amended, or any other applicable law to inspect any book, record, account, or document of the Corporation.

Section 5. Amendments

Except as otherwise expressly provided in these Regulations or in the Articles, these Regulations may be amended (i) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the directors by majority vote, (ii) at a meeting of the shareholders by the affirmative vote of the shareholders of record entitled to exercise two-thirds of the voting power on such proposal, or (iii) by the written consent of the shareholders of record entitled to exercise two-thirds of the voting power on such proposal; provided, however, that the affirmative vote of at least 75% of the votes entitled to be cast at a meeting of the holders of the outstanding Registrable Shares (as such term is defined in that certain Registration Rights Agreement, dated as of May 15, 2013, between the Corporation and FBR Capital Markets & Co. (the “Registration Rights Agreement”)) or the written or electronic consent of the holders of at least 75% of the outstanding Registrable Shares shall be required in order to amend or alter Article VI hereof. If an amendment is adopted by shareholder written consent without a meeting of the shareholders or by the Board, the Secretary shall mail a copy of such amendment to each shareholder of record as of the date of the adoption of such amendment.”

Section 6. Effective Date

Regardless of the date these Regulations are approved by the shareholders or the Board of Directors, these Regulations shall only become effective if and when the Second Amended and Restated Articles of Incorporation of the Corporation become effective after being filed with, and approved by, the Ohio Secretary of State.

ARTICLE VI

SPECIAL ELECTION MEETING

Section 1. Definitions

Capitalized terms used in this Article VI but not defined in this Article VI shall have the meaning ascribed to them in that certain Registration Rights Agreement, dated as of May 15, 2013, between the Corporation and FBR Capital Markets & Co.

Section 2. Special Election Meeting

If either (i) a Shelf Registration Statement or IPO Registration Statement has not been declared effective by the Commission by June 30, 2014 (the “First Trigger Date”), or (ii) if the Corporation has completed an initial public offering pursuant to an IPO Registration Statement prior to the First Trigger Date but has not caused a Shelf Registration Statement to be declared effective by the Commission by the 75th day after the closing date of an initial public offering by the Corporation pursuant to an IPO Registration Statement (the “Second Trigger Date”), provided that if such 75th day falls between February 12, 2014 and the date that the Corporation’s Annual Report on Form 10-K for the 2013 fiscal year is required to be filed with the Commission under the Exchange Act, the Second Trigger Date will be extended until five days after the Corporation files such Annual Report on Form 10-K with the Commission, and in either case the Corporation has received timely notice of at least three nominations in compliance with Section 4 and Section 5 of this Article VI, the Corporation shall call a special meeting of stockholders (the “Special Election Meeting”) in accordance with Article VI of the Code of Regulations of the Corporation. The Special Election Meeting shall occur as soon as reasonably practicable following the First Trigger Date or the Second Trigger Date, as applicable, and the receipt by the Corporation of the timely notice of at least three nominations in compliance with Section 4 and Section 5 of this Article VI hereof, but, in any event, if the Corporation is obligated hereunder to call a Special Election Meeting, such meeting shall occur no later than 60 days after the Corporation has received timely notice of at least three nominations in compliance with Section 4 and Section 5 of this Article VI.

Section 3. Purposes of Meeting

The Special Election Meeting shall be called solely for the purposes of considering and voting upon proposals to (i) expand the size of the Board of Directors of the Corporation (the “Board of Directors”) by three, thereby creating three vacancies on the Board of Directors of the Corporation, such vacancies to be distributed between the existing classes of directors as evenly as possible, and (ii) electing three new directors to fill such three vacancies on the Board of Directors.

Section 4. Nominations

Nominations of the three individuals for election to the Board of Directors at the Special Election Meeting may only be made upon receipt by the Corporation of written notice of Holders entitled to cast, or direct the casting of, not less than 20% of the Registrable Shares (excluding any shares held by officers, directors or affiliates of the Corporation or by Stonegate Holdings or its successors, assign or affiliates), which notice, to be effective, shall identify the Nominees (as defined below) and include the information, consents and resignations required under Section 5 of this Article VI, in addition to any other information required by the Corporation’s Code of Regulations; provided, however, that each Nominee will be subject to approval by the Nominating and Corporate Governance Committee, or in the absence thereof by the Board of Directors, which approval may only be withheld by such committee or the Board of Directors if the Nominee is not “independent” (as defined in Rule 303A in the New York Stock Exchange Listed Company Manual and any other national securities exchange on which the Corporation’s securities are then listed) and does not satisfy the basic requirements of financial literacy and integrity established for directors generally by the Nominating and Corporate Governance Committee or the Board of Directors. Each individual whose nomination is made in accordance with this Section 4 is hereinafter referred to as a “Nominee.” In accordance with the requirements of the Voting Agreement (and only for so long as the Voting Agreement is in effect): (1) Stonegate Holdings shall not be entitled to nominate, or participate in the nomination of, any director nominee for election at the Special Election Meeting, (2) any voting shares of the Corporation held by Stonegate Holdings will be counted as present for quorum purposes at the Special Election Meeting, (3) Stonegate Holdings shall be required to vote all its shares FOR the proposal to expand the size of the Board of Directors by three at the Special Election Meeting, (4) if the Special Election Meeting occurs as a result of the occurrence of the First Trigger Date under Section 2(i) of this Article VI, Stonegate Holdings shall have the right either to vote all of its shares FOR the election of the three Nominees or to withhold its vote with respect to the election of the Nominees, and (5) if the Special Election Meeting occurs as a result of the occurrence of the Second Trigger Date under Section 2(ii) of this Article VI, Stonegate Holdings shall be required to vote all of its shares FOR the election of the three Nominees. In no event will Stonegate Holdings have the right to vote its Voting Shares against the election of the Nominees at a Special Election Meeting during the effectiveness of the Voting Agreement.

Section 5. Procedure for Shareholder Nominations

As a condition for the Corporation being obligated to call the Special Election Meeting and as a condition for nominations of individuals for election to the Board of Directors to be properly brought before the Special Election Meeting by Holders pursuant to Section 4 of this Article VI, the Holders must have given notice thereof in writing to the Secretary of the Corporation not later than 5:00 p.m., Eastern Time, on the 10th day after the First Trigger Date or the Second Trigger Date, as applicable. Such notice shall (1) include each proposed Nominee’s written consent to serve as a director, if elected, (2) include a resignation by each proposed Nominee that will automatically be effective upon the effectiveness of a Shelf Registration Statement, and (3) shall specify, in addition to any information required by other provisions of this Code of Regulations:

(i) as to each proposed Nominee, the name, age, business address and residence address of such proposed Nominee and all other information relating to such proposed Nominee that would be required, pursuant to Regulation 14A promulgated under the Exchange Act (or any successor provision), to be disclosed in a contested solicitation of proxies with respect to the election of such individual as a director; and

(ii) as to each Holder giving the notice, the class, series and number of all shares of beneficial interest of the Corporation that are owned by such Holder, beneficially or of record.

Section 6. Notice

The Secretary of the Corporation shall give to each stockholder entitled to vote at, or to receive notice of, such meeting at such stockholder’s address as it appears in the share transfer records of the Corporation, notice in writing in accordance with applicable law and this Code of Regulations setting forth (i) the time and place of the Special Election Meeting, (ii) the purposes for which the Special Election Meeting has been called and (iii) the name of each Nominee.

Section 7. Waiver of Deferral of Special Election Meeting

The Holders of at least 75% of the Registrable Shares (excluding any shares held by officers, directors or affiliates of the Corporation or by Stonegate Holdings or its successors, assign or affiliates) shall have the right to consent to a waiver or deferral of a Special Election Meeting.

Section 8. Conditions for Amendment and Removal of this Article VI

Notwithstanding any provisions of this Code of Regulations to the contrary, the affirmative vote of at least 75% of the votes entitled to be cast at a meeting of the holders of the outstanding Registrable Shares or the written or electronic consent of the holders of at least 75% of the outstanding Registrable Shares shall be required in order to amend or alter this Article VI; provided, however, that this Article VI shall have no further force or effect and may be removed from this Code of Regulations by majority vote of the Board of Directors (and without the assent or vote of the shareholders of this Corporation, including any holders of Registrable Shares), on or after the date Voting Agreement is terminated or expires.